Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$9,299,000	$1,207.01

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant To Rule 424(b)(2)

Registration No. 333-223208

April 7, 2020

PRICING SUPPLEMENT

(To Prospectus Dated February 26, 2018,

Prospectus Supplement Dated February 26, 2018,

Equity Index Underlying Supplement Dated February 26, 2018 And

ETF Underlying Supplement Dated February 26, 2018)

HSBC USA Inc.

$9,299,000 Enhanced Averaging

Buffered Notes

▶	Enhanced Averaging Buffered Notes Linked to S&P 500® Index (69%), the MSCI EAFE® Index (15%), the S&P MidCap 400® Index (8%), the iShares® MSCI Emerging Markets ETF (5%), and the Russell 2000® Index (3%)

▶	Maturity of approximately 2.5 years

▶	If the Final Basket Value is greater than or equal to 75% of the Initial Basket Value, 1.34x uncapped exposure to any positive Average Reference Return of the Reference Asset based on the average Official Closing Values of the Reference Asset Components on five Observation Dates beginning May 11, 2021

▶	If the Final Basket Value is less than 75% of the Initial Basket Value, approximately 1.3333x leveraged exposure to any decreases of the Reference Asset beyond 25% as of the Final Valuation Date, potentially offset by 1.34x of any positive Average Reference Return

▶	The Notes do not guarantee any return of principal, and you could lose all of your investment

▶	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Enhanced Averaging Buffered Notes (each a “Note” and collectively the “Notes") will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement . Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, page S-1 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is $960.30 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-6 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000	$0.00	$1,000
Total	$9,299,000.00	$0.00	$9,299,000.00

1 Neither HSBC USA Inc. nor any of its affiliates will pay an underwriting discount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.
Enhanced Averaging Buffered Notes

Linked to a Basket Consisting of the S&P 500® Index, the MSCI EAFE® Index, the S&P MidCap 400® Index, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

The offering of Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of an unequally weighted basket consisting of the Reference Asset Components (together, the “Reference Asset”). The Notes are a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	S&P 500® Index (Ticker: “SPX”) MSCI EAFE® Index (Ticker: “MXEA”) S&P MidCap 400® Index (Ticker: “MID”) iShares® MSCI Emerging Markets ETF (Ticker: “EEM”) Russell 2000® Index (Ticker: “RTY”)

Component Weightings:	69% for the SPX, 15% for the MXEA, 8% for the MID, 5% for the EEM and 3% for the RTY.

Trade Date:	April 7, 2020

Pricing Date:	May 11, 2018

Original Issue Date:	April 15, 2020

Final Valuation Date:	May 11, 2022. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.

Maturity Date:	May 16, 2022. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes–Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Observation Dates:	The 11th of August, November, February and May, starting on May 11, 2021 and ending on the Final Valuation Date. There will be a total of five Observation Dates over the term of the Notes. If a scheduled Observation Date is not a scheduled trading day as to any Reference Asset Component, the next scheduled trading day will be that Observation Date for that Reference Asset Component. The Observation Dates are subject to adjustment as described under “Additional Terms of the Notes–Valuation Dates” in the accompanying Equity Index Underlying Supplement.

Payment at Maturity per Note:

If the Final Basket Value is greater than or equal to the Buffer Value:

$1,000 + ($1,000 × Average Reference Return x Upside Participation Rate)

If the Final Basket Value is less than the Buffer Value:

$1,000 + [$1,000 × (a) (Final Reference Return + 25%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

If the Final Basket Value is less than the Buffer Value, you may lose up to 100% of your investment.

Upside Participation Rate:	134%

Downside Leverage Factor:	100/75, which is equal to approximately 1.3333

Buffer Value:	75% of the Initial Basket Value

Average Reference Return:	The quotient, expressed as a percentage, calculated as follows: Average Basket Value – Initial Basket Value Initial Basket Value The Average Reference Return is floored at zero.

Final Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Basket Value – Initial Basket Value Initial Basket Value

Initial Basket Value:	Set to 100 on the Pricing Date

Average Basket Value:	The Average Basket Value will be calculated as follows: 100 × (1 + (the sum of each Average Component Return multiplied by its respective Component Weighting))

Average Component Return:

For each of the Reference Asset Components, the Average Component Return refers to the average return for that Reference Asset Component. The return is expressed as the percentage change from the Initial Component Value of that Reference Asset Component to its Average Component Value, as follows:

Average Component Value – Initial Component Value

Initial Component Value

Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × (1 + (the sum of each Final Component Return multiplied by its respective Component Weighting))

Final Component Return:

For each of the Reference Asset Components, the Final Component Return refers to the final return for that Reference Asset Component. The return is expressed as the percentage change from the Initial Component Value of that Reference Asset Component to its Final Component Value, as follows:

Final Component Value – Initial Component Value

Initial Component Value

Initial Component Value:	2,727.72 for the SPX, 2,059.94 for the MXEA, 1,939.09 for the MID, $47.1115 for the EEM (which represents the closing price of $47.40 on the Pricing Date as adjusted by the Calculation Agent to take into account the special cash dividend announced on December 13, 2019), and 1,606.792 for the RTY, each of which was its Official Closing Value (as defined below) on the Pricing Date.

Average Component Value:	The Average Component Value for each Reference Asset Component is equal to the arithmetic average of its Official Closing Values on each of the five Observation Dates.

Final Component Value:	With respect to each Reference Asset Component, its Official Closing Value on the Final Valuation Date, as determined by the calculation agent.

Official Closing Value:	With respect to each Reference Asset Component, its Official Closing Level or Official Closing Price, as applicable. The EEM’s Official Closing Values will be subject to adjustment by the calculation agent as described under “Additional Terms of the Notes – Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

CUSIP/ISIN:	40435UJ96 / US40435UJ967

Estimated Initial Value:

The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

GENERAL

This document relates to the offering of Notes identified on the cover page. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of the Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in or held by a Reference Asset Component or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018, the Equity Index Underlying Supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or relevant underlying supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this pricing supplement, page S-1 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and underlying supplements) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and relevant underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you the Payment at Maturity, which is an amount in cash, described below:

If the Final Basket Value is greater than or equal to the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Average Reference Return x Upside Participation Rate)

If the Final Basket Value is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (a) (Final Reference Return + 25%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

If the Final Basket Value is less than the Buffer Value, you may lose up to 100% of your investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors and Reference Issuer

The reference sponsor for SPX and MID is S&P Dow Jones Indices LLC, a division of S&P Global. The reference sponsor for MXEA is MSCI Inc. The reference issuer for EEM is iShares, Inc. The reference sponsor for RTY is FTSE Russell.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You seek an investment with leveraged returns linked to the potential positive average performance of the Reference Asset and you believe that the value of the basket will increase from the Pricing Date to the Final Valuation Date.

▶	You are willing to make an investment that is exposed to the negative Final Reference Return on an approximately 1.3333-to-1 basis for each percentage point that the Final Reference Return is less than -25%.

▶	You understand that you may lose your entire Principal Amount.

▶	You are willing to forgo dividends or other distributions paid on the stocks included in the Reference Asset Components.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the Notes to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Final Basket Value will be less than the Buffer Value or that the Average Reference Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to make an investment that is exposed to the negative Final Reference Return on an approximately 1.3333-to-1 basis for each percentage point that the Final Reference Return is less than -25%.

▶	You are unwilling to risk losing your entire Principal Amount.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid on the stocks included in the Reference Asset Components.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-1 of the ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the EEM or any of the stocks included in or held by the relevant Reference Asset Component. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“— General Risks Related to Indices” in the Equity Index Underlying Supplement;

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement;

▶	“— Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors That Apply to the Markets in Which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement and ETF Underlying Supplement; and

▶	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement and ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You could lose up to 100% of the Principal Amount if the Final Basket Value is less than the Buffer Value. In such a case, unless the Average Reference Return is positive, investors will lose approximately 1.3333% of the Principal Amount for each 1% that the Final Basket Value is less than the Buffer Value. Even if the Average Reference Return is positive, if the Final Basket Value is less than the Buffer Value, you may lose a significant portion of your Principal Amount at maturity.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Average Basket Value may be less than the Final Basket Value.

The Average Basket Value is calculated by reference to the average of the Official Closing Values of the Reference Asset Components on the Observation Dates, and may be less than the Final Basket Value. As a result, your return on the Notes may be less than you would receive if the Payment at Maturity was based solely on the Official Closing Values of the Reference Asset Components on the Final Valuation Date. This difference could be particularly large if there is a significant increase in the Official Closing Values of the Reference Asset Components during the latter portion of the term of the Notes. Additionally, the secondary market value of the Notes, if such a market exists, will be impacted by the Official Closing Values of the Reference Asset Components on any previous Observation Dates, in that those Values will impact the Payment at Maturity.

The amount payable on the Notes is not linked to the Values of the Reference Asset Components at any time other than on the Observation Dates, including the Final Valuation Date.

The Average Basket Value and the Final Basket Value will be based on the Official Closing Values of the Reference Asset Components on each of the Observation Dates and the Final Valuation Date, respectively, subject to postponement for non-trading days and certain Market Disruption Events. Even if the Values of the Reference Asset Components appreciate during the term of the Notes on days other than the Observation Dates, including the Final Valuation Date, but then decrease on one or more of the Observation Dates, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the Values of the Reference Asset Components prior to such decrease. Although the actual Values of the Reference Asset Components on the Maturity Date or at other times during the term of the Notes may be higher than their respective Average Component Values or Final Component Values, the Payment at Maturity will be based solely on the Official Closing Value of each Reference Asset Component on each of the Observation Dates, including the Final Valuation Date.

A change in the value of one or more Reference Asset Components may be offset by a change in the values of the other Reference Asset Components.

A change in the value of one or more Reference Asset Components as of each Observation Date, including the Final Valuation Date, may not correlate with a change in the values of the other Reference Asset Components. The value of one or more Reference Asset Components may increase, while the values of the other Reference Asset Components may not increase as much, or may even decrease. Therefore, in calculating the value of the Reference Asset, an increase in the value of one or more Reference Asset Components may be moderated, or wholly offset, by lesser increases or decreases in the values of the other Reference Asset Components. This effect is further amplified by the differing weights of the Reference Asset Components. Changes in the value of the SPX, which is more heavily weighted in the basket, will have a larger impact than changes in the values of the other Reference Asset Components.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsors or reference issuer concerning additions, deletions and substitutions of the constituents comprising the Reference Asset Components and the manner in which the reference sponsors or reference issuer take account of certain changes affecting those constituents may affect the values of the Reference Asset Components. The policies of the reference sponsors or reference issuer with respect to the calculation of the Reference Asset Components could also affect the values of the Reference Asset Components. The reference sponsors or reference issuer may discontinue or suspend calculation or dissemination of the Reference Asset Components. Any such actions could affect the value of and return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Reference Asset Components and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If HSBC Securities (USA) Inc. were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 10 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

Risks associated with non-U.S. companies.

The value of the MXEA and the EEM depend upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the MXEA or the EEM and, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities that are included in the MXEA or held by the EEM are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the MXEA or the EEM, and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

Risks associated with emerging markets.

Because the EEM is a Reference Asset Component, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Small- and mid-capitalization risk.

The RTY tracks companies that are considered small-capitalization and the MID tracks companies that are considered mid-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY or the MID, as applicable, may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small- and mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small- and mid-capitalization companies may be thinly traded, making it difficult for the RTY or the MID, as applicable, to track them. In addition, small- and mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small- and mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

The Notes lack of liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” below and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Illustrative Examples

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Initial Basket Value. We cannot predict the Official Closing Values of the Reference Asset Components. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the Notes, the Payment at Maturity may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples are based on the following terms:

▶	Principal Amount: $1,000

▶	Upside Participation Rate: 134.00%

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the Notes.

Example 1: The Final Basket Value is greater than or equal to the Buffer Value and the Average Reference Return is 5%.

Average Reference Return:	5.00%
Payment at Maturity:	$1,067.00

In this example, the Payment at Maturity would be $1,067.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Average Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% × 134.00%)

= $1,067.00

Example 1 shows that you will receive a positive return on your Notes equal to the Average Reference Return multiplied by the Upside Participation Rate of 134.00% when the Final Basket Value is greater than or equal to the Buffer Value and the Average Reference Return is positive.

Example 2: The Final Basket Value is greater than or equal to the Buffer Value and the (Average Basket Value – Initial Basket Value) / Initial Basket Value is -5%, and therefore the Average Reference Return is floored at 0%.

(Average Basket Value – Initial Basket Value) / Initial Basket Value	-5.00%
Average Reference Return:	0.00%
Payment at Maturity:	$1,000.00

In this example, although the Average Reference Return is negative, the Payment at Maturity would be $1,000.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Average Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 0.00% × 134.00%)

= $1,000.00

Because the Average Reference Return is floored at zero, the Payment at Maturity would be $1,000.00 per $1,000 Principal Amount (a zero return) if the Final Basket Value is greater than or equal to the Buffer Value and the Average Reference Return is negative.

Example 3: The Final Basket Value is less than the Buffer Value, but the Average Reference Return is positive and, together with the Upside Participation Rate, offsets the negative Final Reference Return.

Average Reference Return:	10.00%
Final Reference Return:	-27.00%
Payment at Maturity:	$1,107.33

In this example, the Payment at Maturity would be approximately $1,107.33 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (a) (Final Reference Return + 25%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

= $1,000 + [$1,000 × (a) (-27% + 25%) × 100/75 + (b) (10.00% × 134.00%)]

= $1,107.33

Example 3 shows that when the Final Basket Value is less than the Buffer Value, you will receive a positive return on your Notes only if the sum of the Final Reference Return and 25%, multiplied by the Downside Leverage Factor, can be offset by the Average Reference Return multiplied by the Upside Participation Rate.

Example 4: The Final Basket Value is less than the Buffer Value, but the Average Reference Return is positive, but not enough to offset, together with the Upside Participation Rate, the negative Final Reference Return.

Average Reference Return:	5.00%
Final Reference Return:	-35.00%
Payment at Maturity:	$933.67

In this example, the Payment at Maturity would be approximately $933.67 per $1,000 Principal Amount of the Notes, calculated as follows:

$1,000 + [$1,000 × (a) (Final Reference Return + 25%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

= $1,000 + [$1,000 × (a) (-35% + 25%) × 100/75 + (b) (5.00% × 134.00%)]

= $933.67

Example 4 shows that when the Final Basket Value is less than the Buffer Value, you will lose some of the Principal Amount if the sum of the Final Reference Return and 25%, multiplied by the Downside Leverage Factor, cannot be offset by the Average Reference Return multiplied by the Upside Participation Rate.

Example 5: The Final Basket Value is less than the Buffer Value and the (Average Basket Value – Initial Basket Value) / Initial Basket Value is -5%, and therefore the Average Reference Return is floored at 0%.

(Average Basket Value – Initial Basket Value) / Initial Basket Value	-5.00%
Average Reference Return:	0.00%
Final Reference Return:	-50.00%
Payment at Maturity:	$666.67

In this example, the Payment at Maturity would be approximately $666.67 per $1,000 Principal Amount of the Notes, calculated as follows:

$1,000 + [$1,000 × (a) (Final Reference Return + 25%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

= $1,000 + [$1,000 × (a) (-50% + 25%) × 100/75 + (b) (0.00% × 134.00%)]

= $666.67

Example 5 shows that you are exposed on an approximately 1.3333-to-1 basis to declines in the value of the Reference Asset beyond -25% as of the Final Valuation Date, if the Average Reference Return is less than or equal to zero. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

Information relating to the reference asset Components

The S&P 500® Index

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of March 31, 2020 were: Information Technology, Health Care, Communications Services, Financials and Consumer Discretionary.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-43 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from April 7, 2010 through April 7, 2020. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SPX on any of the quarterly Observation Dates, including the Final Valuation Date.

The MSCI EAFE® Index

Description of the MXEA

The MXEA is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The Underlying Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MXEA is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of March 31, 2020, the MXEA consisted of companies from the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

For more information about the MXEA, see “The MSCI Indices” beginning on page S-23 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the MXEA

The following graph sets forth the historical performance of the MXEA based on the daily historical closing levels from April 7, 2010 through April 7, 2020. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the MXEA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the MXEA on any of the quarterly Observation Dates, including the Final Valuation Date.

The S&P MidCap 400® Index

Description of the MID

The MID is comprised of 400 companies with mid-sized market capitalizations ranging from $850 million to $3.8 billion and covers over 7% of the United States equities market. The calculation of the value of the MID is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies during the base period of June 28, 1991.

The top 5 industry groups by market capitalization as of March 31, 2020 were: Financials, Industrials, Real Estate, Information Technology and Consumer Discretionary.

For more information about the MID, see “The S&P MidCap 400® Index” beginning on page S-51 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the MID

The following graph sets forth the historical performance of the MID based on the daily historical closing levels from April 7, 2010 through April 7, 2020. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the MID should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the MID on any of the quarterly Observation Dates, including the Final Valuation Date.

The iShares® MSCI Emerging Markets ETF

Description of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.

The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of March 31, 2020, the MSCI Emerging Markets Index consisted of the following 24 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index ETF” beginning on page S-26 of the accompanying ETF Underlying Supplement.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing prices from April 7, 2010 through April 7, 2020. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EEM on any of the quarterly Observation Dates, including the Final Valuation Date.

The Russell 2000® Index

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of April 3, 2020 were: Health Care, Financial Services, Information Technology, Industrials and Consumer Discretionary.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-37 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from April 7, 2010 through April 7, 2020. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the RTY on any of the quarterly Observation Dates, including the Final Valuation Date.

events of default and acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this document. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Average Reference Return and the Final Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Reference Asset Component on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Asset Component will be postponed for up to four scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Asset Component on the scheduled trading day immediately preceding the date of acceleration, the determination of that Reference Asset Component’s relevant values will be made on that date, irrespective of the existence of a Market Disruption Event with respect to another Reference Asset Component occurring on that date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this document, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. has offered the Notes at the price to public set forth on the cover page of this document. Neither HSBC Securities (USA) Inc. or any of its affiliates will pay any underwriting discount in connection with the distribution of the notes.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the securities will be made against payment for the Notes on the Original Issue Date set forth on the inside cover of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. Federal Income Tax Considerations

The following summary supplements, and to the extent inconsistent supersedes, the discussion in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations.” This summary addresses only holders that purchase notes at initial issuance for cash.

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the EEM (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a security and attributable to the Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such security for an amount equal to the “issue price” of the security allocable to the Underlying Shares and, upon the date of sale, exchange or maturity of the Notes, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of a security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s registration statement on Form S-3 dated February 26, 2018.

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplemnt, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this frpricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$9,299,000

Enhanced Averaging Buffered
Notes

April 7, 2020

Pricing Supplement

Pricing Supplement
General	PS-4
Payment at Maturity	PS-4
Investor Suitability	PS-5
Risk Factors	PS-6
Illustrative Examples	PS-10
Information Relating to the Reference Asset
Components	PS-12
Events of Default and Acceleration	PS-15
Supplemental Plan of Distribution (Conflicts of Interest)	PS-15
U.S. Federal Income Tax Considerations	PS-15
Validity of the Notes	PS-17

Equity Index Underlying Supplement
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial AverageSM	S-10
The EURO STOXX 50® Index	S-12
The FTSE® 100 Index	S-14
The Hang Seng® Index	S-15
The Hang Seng China Enterprises Index	S-17
The KOSPI 200 Index	S-20
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-27
The Nikkei 225 Index	S-31
The PHLX Housing SectorSM Index	S-33
The Russell 2000® Index	S-37
The S&P 100® Index	S-40
The S&P 500® Index	S-43
The S&P 500® Low Volatility Index	S-46
The S&P BRIC 40 Index	S-49
The S&P MidCap 400® Index	S-51
The TOPIX® Index	S-54
Additional Terms of the Notes	S-56

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S-10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The Powershares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58